Exhibit 99.1

PDSTI Completes Acquisition of Montage

SHANGHAI, China, November 19, 2014 – Montage Technology Group Limited (Nasdaq: MONT) (“Montage” or the “Company”), a global fabless provider of analog and mixed-signal semiconductor solutions addressing the home entertainment and cloud computing markets, today announced that Montage Technology Global Holdings, Ltd., an entity jointly formed by Shanghai Pudong Science and Technology Investment Co., Ltd. (“PDSTI”) and China Electronics Investment Holdings Limited (“CEC Investment”), has completed its acquisition of the Company. The merger values Montage’s equity at approximately US$693 million, on a fully diluted basis. Montage’s shareholders approved the transaction at a meeting of the Company’s shareholders on July 31, 2014 and all of the other conditions to the completion of the transaction have been satisfied or waived.

“We are very delighted to have completed the transaction with PDSTI. CEC Investment is a wholly owned subsidiary of China Electronics Corporation (“CEC”), the largest state-owned IT company in China. CEC owns integrated industry chains and strong distribution channels and technology forces in those areas such as information services, integrated circuit, and new display technology. Montage owns a world class chip design team, is capable of managing and mastering multi-markets and multi-products environment and leading an international technical team, is a valuable composition of CEC’s overall strategy. This transaction is a new effort of CEC Investment to build and develop the global integrated circuits ecosystem pursuant to CEC’s industry strategy. We hope that, along with Montage team and our partner in this joint acquisition, CEC could create more value for the market, its shareholders, the whole society and the nation,” said Mr. Deng Xiangdong, the Assistant General Manager of CEC, and the General Manager of CEC Investment.

“Montage is a prominent, high-growth fabless design company. We are very delighted to have completed the transaction with CEC Investment, which we hope would enable Montage to gain full access to the Chinese market and the various resources available, paving the road for superior and faster growth for both parties. The acquisition is also a strong testament to our long-term commitment to building a world-class semiconductor platform. We are excited to be working alongside Montage to achieve a new era of innovation and growth,” said Dr. Xudong Zhu, Chairman of PDSTI.

“We are pleased that the transaction has been completed and look forward to the increased flexibility and strategic advantages that merging with PDSTI and CEC will provide. We believe that with the support of CEC and PDSTI, we will continue to deliver innovative, best-in-class customer solutions for the semiconductor market,” said Dr. Howard Yang, Chief Executive Officer of Montage, who, together with the current management team, will continue to lead Montage.

Stifel served as financial advisor to Montage and O’Melveny & Myers LLP served as legal advisor to Montage. Fenwick & West served as legal advisor to CEC. Barclays Bank PLC and China International Capital Corporation Limited served as financial advisors to PDSTI, and Kirkland & Ellis served as legal advisor to PDSTI.

About Montage Technology Group Limited

Montage is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the Company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the Company’s website at www.montage-tech.com.

About CEC Investment

China Electronics Investment Holdings Limited (“CEC Investment”), is a wholly owned subsidiary of China Electronics Corporation (“CEC”), and a key strategic platform for CEC to build and expand financial sector of the electronic information industry of China. CEC Investment plays a leading role in CEC’s industrial transformation and upgrading by building a new system of electronic science, developing an integrated industrial financial system, exploring and leading strategic investments in areas such as information security, intelligent health and other emerging industries. CEC Investment is a key force of CEC to achieve the enhanced integration and coordinated development of information industry and financial sector.

About PDSTI

Shanghai Pudong Science and Technology Investment Co., Ltd. (PDSTI) is a market-oriented professional investment institution with global vision, whose headquarter is located in Pudong, Shanghai. The business of PDSTI currently covers a broad range of areas, including venture capital and private equity investments, mergers and acquisitions, management of fund of funds and private equity funds, and debt investments. PDSTI has deep industry knowledge of integrated circuit design and has invested in several well-known IC design companies. For additional information, please see the website at http://www.pdsti.com.

Company Contact:

Montage Technology Group Limited

Mark Voll, CFO

P: 408-982-2780 or 86-21-6128-5678 x8618

E: ir@montage-tech.com

Investor Relations Contact:

Shelton Group

Leanne Sievers, EVP

P: 949-224-3874

E: lsievers@sheltongroup.com

Matt Kreps, Managing Director

P: 972-239-5119 ext. 125

E: mkreps@sheltongroup.com